First Financial Bancorp

                            P R E S S   R E L E A S E

    For Immediate Release                                       February 9, 2001

    Contact Person:
    Leon Zimmerman
    President and CEO
    (209) 367-2000

                         First Financial Bancorp Reports

                  Year to Date and Fourth Quarter 2000 Earnings

              Lodi, Calif. (February 9, 2001) - First Financial Bancorp (Symbol:
     FLLC), parent company of Bank of Lodi, N.A., today reported year to date earnings of $1,283,000, or $0.83 per diluted share. This represents an increase in earnings of 10.7% over 1999 year to date earnings of $1,159,000, or $0.76 per diluted share. "Exceeding our prior year earnings by 10.7% confirms our ability to provide our shareholders with enhanced value while continuing to implement our strategic plan for growth into new markets, products and services," noted Leon Zimmerman, President and Chief Executive Officer.

              For the three months ended December 31, 2000, earnings totaled $494,000, or $0.32 per diluted share. This compares with earnings of $373,000, or 0.27 per diluted share for the same period in 1999.

              Total assets of the Company increased $8.7 million, or 4.9% during 2000, increasing from $176.3 million at December 31, 1999 to $185.0 million at December 31, 2000. President Zimmerman commented on the Company's continued growth following the 1997 acquisition of three Wells Fargo Branches by stating "loans have increased by 79% in the past three years, going from $64.1 million at December 31, 1997 to over $114.6 million at December 31, 2000. This has been an incredible achievement for our

     Company and reflects the hard work and dedication of our employees, directors, shareholders and customers."

              Based upon 2000 year to date earnings, the annualized return on average assets and equity were 0.71% and 8.74%, respectively. Under regulatory standards, the Bank is categorized as "well-capitalized" with a ratio of risk-adjusted assets to capital of 11.26% and a ratio of total capital to total assets of 8.89%.

              First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577 or at any one of its eight branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom. Bank of Lodi also offers investment services through its affiliation with Investment Centers of America.

                                       END